The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 27, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] Digital Plus Notes due February 7, 2022 Linked to the Lesser Performing Reference Asset of the Russell 2000® Index and the Financial Select Sector SPDR® Fund Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	February 2, 2017

Issue Date:	February 7, 2017

Final Valuation Date:*	February 2, 2022

Maturity Date:*	February 7, 2022

Reference Assets:	The Russell 2000® Index (the “Russell 2000 Index”) and the Financial Select Sector SPDR® Fund (the “Financial Sector Fund”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level
	Russell 2000 Index	RTY <Index>	[•]	[•]
	Financial Sector Fund	XLF UP <Equity>	$[•]	$[•]

The Russell 2000 Index and the Financial Sector Fund are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”

Digital Percentage:**	[22.00% - 24.00%]

Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Level of the Lesser Performing Reference Asset is equal to or greater than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x the greater of (a) Digital Percentage and (b) Reference Asset Return of Lesser Performing Reference Asset]

▪                  If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $955.70 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.25% of the principal amount of the Notes, or $2.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

(3)          In addition to the selling concessions and fees described above, Barclays Capital Inc. may pay (and be reimbursed by the Issuer for additional marketing, structuring, educational or other fees (collectively, “Marketing Fees”) of up to 0.45% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the selling commissions and fees paid to that dealer and (b) the amount of Marketing Fees, if any, paid in connection with the distribution of Notes by that dealer exceed 0.70% of the principal amount per Note.

In addition, investors that hold their Notes in a fee-based advisory or trust account may be charged fees by the investment advisor or manager of such account based on the amount of assets held in the account, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Lesser Performing Reference Asset:	The Reference Asset with the lesser Reference Asset Return, as calculated in the manner set forth below
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	With respect to a Reference Asset, the Closing Level on the Initial Valuation Date
Barrier Level:	With respect to a Reference Asset, 50.00% of its Initial Level (rounded to two decimal places), as set forth in the table above
Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date
Closing Level:

With respect to a Reference Asset, on any date, the official closing level or price per share, as applicable, of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable, rounded to two decimal places (if applicable)

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VJ60 / US06741VJ604

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

**            The actual Digital Percentage will be determined on the Initial Valuation Date and will not be less than 22.00%

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Digital Percentage range set forth in this preliminary pricing supplement.  We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes.  The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that Final Level of either Reference Asset will be less than its Barrier Level

•                  You understand and accept the risk that the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You anticipate that the Final Level of at least one Reference Asset will be less than its Barrier Level

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In additions, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in each in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                 Hypothetical Initial Level of each Reference Asset: 100.00*

▪                 Barrier Level for each Reference Asset: 50.00 (50.00% of the hypothetical Initial Level set forth above)

▪                 Digital Percentage: 22.00%

* The hypothetical Initial Level of 100.00 and the hypothetical Barrier Level of 50.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent a likely Initial Level or Coupon Barrier Level for either Reference Asset. The Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date and the Barrier Level for each Reference Asset will be equal to 50.00% of the Initial Level.

For information about recent prices and levels of each Reference Asset, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

Final Level		Reference Asset Return
Russell 2000 Index	Financial Sector Fund	Russell 2000 Index	Financial Sector Fund	Reference Asset Return of the Lesser Performing Reference Asset	Payment at Maturity**	Total Return on Notes
150.00	175.00	50.00%	75.00%	50.00%	$1,500.00	50.00%
145.00	140.00	45.00%	40.00%	40.00%	$1,400.00	40.00%
130.00	150.00	30.00%	50.00%	30.00%	$1,300.00	30.00%
122.00	130.00	22.00%	30.00%	22.00%	$1,220.00	22.00%
125.00	120.00	25.00%	20.00%	20.00%	$1,220.00	22.00%
140.00	110.00	40.00%	10.00%	10.00%	$1,220.00	22.00%
110.00	100.00	10.00%	0.00%	0.00%	$1,220.00	22.00%
90.00	102.50	-10.00%	2.50%	-10.00%	$1,220.00	22.00%
102.00	80.00	2.00%	-20.00%	-20.00%	$1,220.00	22.00%
95.00	70.00	-5.00%	-30.00%	-30.00%	$1,220.00	22.00%
60.00	103.00	-40.00%	3.00%	-40.00%	$1,220.00	22.00%
50.00	120.00	-50.00%	20.00%	-50.00%	$1,220.00	22.00%
40.00	115.00	-60.00%	15.00%	-60.00%	$400.00	-60.00%
40.00	30.00	-60.00%	-70.00%	-70.00%	$300.00	-70.00%
40.00	20.00	-60.00%	-80.00%	-80.00%	$200.00	-80.00%
10.00	95.00	-90.00%	-5.00%	-90.00%	$100.00	-90.00%
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00	-100.00%

** Per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated:

Example 1: The Final Level of the Russell 2000 Index is 140.00 and the Final Level of the Financial Sector Fund is 110.00.

Because the Financial Sector Fund has the lower Reference Asset Return, the Financial Sector Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Barrier Level, and because the Digital Percentage is greater than the Reference Asset Return of the Lesser Performing Reference Asset, you will receive a payment at maturity of $1,220.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x greater of (a) Digital Percentage and (b) Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x 22.00%] = $1,220.00

The total return on investment of the Notes is 22.00%.

Example 2: The Final Level of the Russell 2000 Index is 102.00 and the Final Level of the Financial Sector Fund is 80.00.

Because the Financial Sector Fund has the lower Reference Asset Return, the Financial Sector Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Barrier Level, and because the Digital Percentage is greater than the Reference Asset Return of the Lesser Performing Reference Asset, you will receive a payment at maturity of $1,220.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x greater of (a) Digital Percentage and (b) Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x 22.00%] = $1,220.00

The total return on investment of the Notes is 22.00%.

PPS-4

Example 3: The Final Level of the Russell 2000 Index is 130.00 and the Final Level of the Financial Sector Fund is 150.00.

Because the Russell 2000 Index has the lower Reference Asset Return, the Russell 2000 Index is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Barrier Level, and because the Reference Asset Return of the Lesser Performing Reference Asset is greater than the Digital Percentage, you will receive a payment at maturity of $1,300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x greater of (a) Digital Percentage and (b) Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x 30.00%] = $1,300.00

The total return on investment of the Notes is 30.00%.

Example 4: The Final Level of the Russell 2000 Index is 40.00 and the Final Level of the Financial Sector Fund is 115.00.

Because the Russell 2000 Index has the lower Reference Asset Return, the Russell 2000 Index is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

The total return on investment of the Notes is -60.00%.

Example 5: The Final Level of the Russell 2000 Index is 40.00 and the Final Level of the Financial Sector Fund is 30.00.

Because the Financial Sector Fund has the lower Reference Asset Return, the Financial Sector Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

The total return on investment of the Notes is -70.00%.

PPS-5

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•     Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether, and the extent to which, the Reference Asset Return of the Lesser Performing Reference Asset is positive or negative.  If the Final Level of the Lesser Performing Reference Asset is less than its respective Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal.  You may lose up to 100% of the principal amount of your Notes.

•     The Payment at Maturity of Your Notes is Not Based on the Level of Either Reference Asset at Any Time Other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date. Accordingly, if the price or level of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes, if any, may be significantly less than it would otherwise have been had such payment been linked to the level of such Reference Asset at any time prior to such drop.

•     Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•     You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•     No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Financial Sector Fund, the securities included in its underlying index or the securities underlying the Russell 2000 Index would have.

•     Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level or price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•     Certain Features of Exchange-Traded Funds Will Impact the Value of the Financial Sector Fund and the Value of the Notes:

o     Management Risk.  This is the risk that the investment strategy for the Financial Sector Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Financial Sector Fund is not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Financial Sector Fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

PPS-6

o     Derivatives Risk.  The Financial Sector Fund may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Financial Sector Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Financial Sector Fund invested only in conventional securities.

o     Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Financial Sector Fund may not replicate the performance of, and may underperform, its underlying index.  The Financial Sector Fund will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Financial Sector Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Financial Sector Fund and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the Financial Sector Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Financial Sector Fund and the liquidity of the Financial Sector Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Financial Sector Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Financial Sector Fund. As a result, under these circumstances, the market value of the Financial Sector Fund may vary substantially from the net asset value per share of the Financial Sector Fund. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•     The Notes are Subject to Risks Associated with the Financial Services Sector—The Financial Sector Fund seeks investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index.  The performance of companies that operate in the financial services sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Negative developments in the financial services sector may have a material adverse effect on the Financial Sector Fund and, in turn, may have an adverse effect on the value of the Notes.

•     The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•     The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•     The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•     The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•     The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of

PPS-7

the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•     The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•     We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•     Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•     Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

PPS-8

•     Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o     the level of the Russell 2000 Index, the market price of the Financial Sector Fund and the market price of the components of the Russell 2000 Index;

o     expected volatility of the Financial Sector Fund, the components of its underlying index, the Russell 2000 Index and the components of the Russell 2000 Index;

o     the time to maturity of the Notes;

o     the dividend rate on the Financial Sector Fund, the components of its underlying index and the components of the Russell 2000 Index;

o     interest and yield rates in the market generally;

o     a variety of economic, financial, political, regulatory or judicial events;

o     supply and demand for the Notes; and

o     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-9

INFORMATION REGARDING THE REFERENCE ASSETS

The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The Russell Indices” beginning on page IS-38 of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2012 through January 26, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 31, 2016	1,388.07	1,156.89	1,357.13
January 26, 2017*	1,387.95	1,345.74	1,375.60
* For the period beginning on January 1, 2017 and ending on January 26, 2017

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-10

The Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is referred to below as a “SPDR Select Sector Fund”.

We have derived all information contained in this preliminary pricing supplement regarding the SPDR Select Sector Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2016 and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The SPDR Select Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

The SPDR Select Sector Fund is an exchange-traded fund that trades on the NYSE Arca. The ticker symbol for the Financial Sector Fund is “XLF”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the SPDR Select Sector Fund.  The Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index.  The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index.  The investment objective of the Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Select Sector Trust or any SPDR Select Sector Fund, please see the prospectus for the Select Sector Trust.  In addition, information about the Select Sector Trust, SSgA FM and the SPDR Select Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com.  We have not undertaken any independent review or due diligence of the SEC filings related to any of the Reference Assets, including the Select Sector Fund. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

The Financial Sector Fund

The Financial Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index.  The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries.

PPS-11

Historical Performance of the Financial Sector Fund

The table below shows the high, low and final Closing Price of the Financial Sector Fund for each of the periods noted below. The graph below sets forth the historical performance of the Financial Sector Fund based on daily Closing Prices from January 1, 2012 through January 26, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	12.97	10.80	12.81
June 30, 2012	12.92	10.86	11.87
September 30, 2012	13.22	11.55	12.67
December 31, 2012	13.55	12.31	13.32
March 31, 2013	15.00	13.68	14.77
June 30, 2013	16.38	14.48	15.83
September 30, 2013	16.95	15.76	16.18
December 31, 2013	17.75	15.89	17.75
March 31, 2014	18.25	16.67	18.14
June 30, 2014	18.60	17.28	18.47
September 30, 2014	19.33	17.99	18.81
December 31, 2014	20.33	17.90	20.08
March 31, 2015	20.08	18.68	19.58
June 30, 2015	20.52	19.56	19.80
September 30, 2015	20.77	18.09	18.40
December 31, 2015	20.16	18.41	19.31
March 31, 2016	19.05	15.99	18.28
June 30, 2016	19.36	17.42	18.54
September 30, 2016	19.95	18.17	19.30
December 31, 2016	23.75	19.21	23.25
January 26, 2017*	23.74	22.95	23.74
* For the period beginning on January 1, 2017 and ending on January 26, 2017

Historical Performance of the Financial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-12

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Assets.  Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

Although not entirely clear, it is possible that, if the Financial Sector Fund is the Lesser Performing Reference Asset, the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Financial Sector Fund that is subject to the constructive ownership rules of Section 1260 of the Code.  Because the Notes have a return profile that differs substantially from the return profile of the Financial Sector Fund, we believe that Section 1260 of the Code should not apply to your Notes.  If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Financial Sector Fund referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes.  Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the IRS has issued a Notice which states that the Section 871(m) regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

However, a non-U.S. holder could nevertheless be subject to Section 871(m) tax in respect of the Notes if (a) the holder’s position under the Notes would be “delta-one” when combined with other related positions that are held by the holder or (b) if a principal purpose for the holder’s investment in Notes is to avoid the application of Section 871(m), in which case a special Section 871(m) anti-abuse rule could apply to the holder’s investment in the Notes.  Non-U.S. holders are urged to consult their tax advisors regarding the application of Section 871(m) to the Notes and the possibility that the combination rule or anti-abuse rule could apply to their investment in the Notes.

PPS-13

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

In addition, as described on the cover page of this pricing supplement, the Agent may pay (and be reimbursed by the Issuer for) additional marketing, structuring, educational or other fees in connection with the distribution of the Notes by certain dealers participating in such distribution.

PPS-14